Exhibit 99.1

Ra Medical Systems Regains Compliance with NYSE American Continued Listing Standards

CARLSBAD, Calif. (December 14, 2022) –Ra Medical Systems, Inc. (NYSE American: RMED) (“Ra Medical” or the “Company”) announces that it has received notification from the NYSE American LLC (“NYSE American”) that the Company has regained compliance with the NYSE American’s continued listing standard. Specifically, the Company has resolved the continued listing deficiency with respect to its low selling price as described in Section 1003(f)(v) of the NYSE American Company Guide.

In the notification, the NYSE American informed the Company that as of December 9, 2022, the below compliance (“.BS) indicator will no longer be disseminated and the Company has been removed from the NYSE American noncompliant issuers on the NYSE American’s website.

About Ra Medical Systems

Ra Medical Systems, Inc. is a medical device company that owns intellectual property related to an advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. Its excimer laser and single-use catheter system, together referred to as the DABRA Excimer Laser System, is used as a tool in the treatment of peripheral artery disease.

Contact:

LHA Investor Relations

Jody Cain

310-691-7100
jcain@lhai.com

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